Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 16, 2012 (except note 14 which is dated May xx, 2012), with respect to the consolidated financial statements of LINC Logistics Company contained in Amendment No. 11 to the Registration Statement and Prospectus, which will be signed upon Consummation of the stock-split described in note 14 to the consolidated financial statements. We consent to the use of the aforementioned report in Amendment No. 11 to the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Southfield, Michigan

April 23, 2012